UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 21, 2023

PARK NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 North Third Street,	P.O. Box 3500,	Newark,	Ohio	43058-3500
(Address of principal executive offices) (Zip Code)

(740)	349-8451
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, without par value	PRK	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 - Results of Operations and Financial Condition

On April 21, 2023, Park National Corporation (“Park”) issued a news release (the “Financial Results News Release”) announcing financial results for the three months ended March 31, 2023. A copy of the Financial Results News Release is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Non-GAAP Financial Measures
Item 7.01 of this Current Report on Form 8-K as well as the Financial Results News Release contain non-GAAP (generally accepted accounting principles in the United States or "U.S. GAAP") financial measures where management believes them to be helpful in understanding Park’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable U.S. GAAP financial measures, as well as the reconciliation to the comparable U.S. GAAP financial measures, can be found in the Financial Results News Release.

Items Impacting Comparability of Period Results
From time to time, revenue, expenses and/or taxes are impacted by items judged by management of Park to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management of Park at that time to be infrequent or short-term in nature. Most often, these items impacting comparability of period results are due to merger and acquisition activities and revenue and expenses related to former Vision Bank loan relationships. In other cases, they may result from management's decisions associated with significant corporate actions outside of the ordinary course of business.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not result in the inclusion of an item as one impacting comparability of period results. For example, changes in the provision for / (recovery of) credit losses (aside from those related to former Vision Bank loan relationships), gains (losses) on equity securities, net, and asset valuation adjustments, reflect ordinary banking activities and are, therefore, typically excluded from consideration as items impacting comparability of period results.

Management believes the disclosure of items impacting comparability of period results provides a better understanding of Park's performance and trends and allows management to ascertain which of such items, if any, to include or exclude from an analysis of Park's performance; i.e., within the context of determining how that performance differed from expectations, as well as how, if at all, to adjust estimates of future performance taking such items into account.

Items impacting comparability of the results of particular periods are not intended to be a complete list of items that may materially impact current or future period performance.

Non-GAAP Financial Measures
Park's management uses certain non-GAAP financial measures to evaluate Park's performance. Specifically, management reviews the return on average tangible equity, the return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income.

Management has included in the Financial Results News Release information relating to the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income for the three months ended and at March 31, 2023, December 31, 2022 and March 31, 2022. For the purpose of calculating the annualized return on average tangible equity, a non-GAAP financial measure, net income for each period is divided by average tangible equity during the period. Average tangible equity equals average shareholders' equity during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the annualized return on average tangible assets, a non-GAAP financial measure, net income for each period is divided by average tangible assets during the period. Average tangible assets equals average assets during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the tangible equity to tangible assets ratio, a non-GAAP financial measure, tangible equity is divided by tangible assets. Tangible equity equals total shareholders' equity less goodwill and other intangible assets, in each case at period end. Tangible assets equal total assets less goodwill and other intangible assets, in each case at period end. For the purpose of calculating tangible book value per common share, a non-GAAP financial measure, tangible equity is divided by the number of common shares outstanding, in each case at period end. For the purpose of calculating pre-tax, pre-provision net income, a non-GAAP financial measure, income taxes and the provision for (recovery of) credit losses are added back to net income, in each case during the applicable period.

Management believes that the disclosure of the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income presents additional information to the reader of the consolidated financial statements, which, when read in conjunction with the consolidated financial statements prepared in accordance with U.S. GAAP, assists in analyzing Park's operating performance, ensures comparability of operating performance from period to period, and facilitates comparisons with the performance of Park's peer financial holding companies and bank holding companies, while eliminating certain non-operational effects of acquisitions. In the Financial Results News Release, Park has provided a reconciliation of average tangible equity to average shareholders' equity, average tangible assets to average assets, tangible equity to total shareholders' equity, tangible assets to total assets, and pre-tax, pre-provision net income to net income solely for the purpose of complying with SEC Regulation G and not as an indication that the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income are substitutes for the annualized return on average equity, the annualized return on average assets, the total shareholders' equity to total assets ratio, book value per common share and net income, respectively, as determined in accordance with U.S. GAAP.

FTE (fully taxable equivalent) Financial Measures
Interest income, yields, and ratios on a FTE basis are considered non-GAAP financial measures. Management believes net interest income on a FTE basis provides an insightful picture of the interest margin for comparison purposes. The FTE basis also allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The FTE basis assumes a corporate federal statutory tax rate of 21 percent. In the Financial Results News Release, Park has provided a reconciliation of FTE interest income solely for the purpose of complying with SEC Regulation G and not as an indication that FTE interest income, yields and ratios are substitutes for interest income, yields and ratios, as determined in accordance with U.S. GAAP.

Paycheck Protection Program ("PPP") Loans
Park originated an aggregate of $764.7 million in loans as part of the PPP. For its assistance in making and retaining these loans, Park received an aggregate of $33.1 million in fees from the SBA. These loans are not typical of Park's loan portfolio in that they are part of a specific government program to support businesses during the COVID-19 pandemic and are 100% guaranteed by the Small Business Administration ("SBA"). As such, management considers growth in the loan portfolio excluding PPP loans, the total allowance for credit losses to total loans ratio (excluding PPP loans), and general reserve on collectively evaluated loans as a percentage of total collectively evaluated loans (excluding PPP loans) in addition to the related U.S. GAAP metrics which are not adjusted for PPP loans.

Item 7.01 - Regulation FD Disclosure

Liquidity and Capital

Park continues to maintain strong capital and liquidity. Funds are available from a number of sources, including the capital markets, the investment securities portfolio, the core deposit base, FHLB borrowings and the capability to securitize or package loans for sale. The most easily accessible forms of liquidity, Fed Funds Sold, off balance sheet deposits, unpledged investment securities and available FHLB borrowing capacity, totaled $2.74 billion at March 31, 2023.

Park's debt securities portfolio is classified as available-for-sale ("AFS") and these debt securities are available to be sold in the future in response to Park's liquidity needs, changes in market interest rates, and asset-liability management strategies, among other reasons. AFS debt securities are reported at fair value, with unrealized holding gains and losses excluded from earnings, but included in other comprehensive loss, net of applicable income taxes. The table below provides additional detail on Park's debt securities portfolio and capital position.

(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022	% change from 12/31/22	% change from 03/31/22
Net unrealized losses on debt securities	105,510	121,156	43,809	(12.91)%	140.84%
Net unrealized losses on debt securities as a percentage of period end total assets	1.07%	1.23%	0.46%	(13.01)%	132.61%

Total shareholders' equity / Period end total assets	10.98%	10.85%	11.24%	1.20%	(2.31)%
Tangible equity / Tangible assets (1)	9.46%	9.33%	9.67%	1.39%	(2.17)%
(1) Tangible equity equals total shareholders' equity less goodwill and other intangible assets, in each case at period end. Tangible assets equal total assets less goodwill and other intangible assets, in each case at period end.

Park's deposits grew during the pandemic and normalized throughout 2022. In order to manage the impact of this growth on its balance sheet, Park has utilized a program where certain deposit balances are transferred off balance sheet while maintaining the customer relationship. Park is able to increase or decrease the amount off balance sheet based on its balance sheet management strategies and liquidity needs. The balance of deposits transferred off balance sheet has declined as deposit balances have returned to normalized levels. The table below breaks out the change in deposit balances, by deposit type, for Park National Corporation.

(Dollars in thousands)	March 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020	December 31, 2019
Retail Deposits
Non-interest bearing deposits	$1,176,545	$1,193,807	$1,195,530	$1,077,107	$801,035
Transaction accounts	939,026	994,717	1,004,532	900,093	760,640
Savings	1,702,824	1,744,713	1,669,373	1,427,687	1,461,347
Certificates of deposit	445,552	455,157	546,793	620,965	725,017
Total retail deposits	$4,263,947	$4,388,394	$4,416,228	$4,025,852	$3,748,039
$ change from prior period end	$(124,447)	$(27,834)	$390,376	$277,813
% change from prior period end	(2.8)%	(0.6)%	9.7%	7.4%

Commercial Deposits
Non-interest bearing deposits	$1,745,697	$1,880,469	$1,870,889	$1,649,992	$1,158,900
Transaction accounts	1,231,790	993,388	498,344	481,386	868,102
Savings	966,712	873,176	954,200	1,171,521	863,458
Certificates of deposit	86,298	99,288	164,867	243,607	414,113
Total commercial deposits	$4,030,497	$3,846,321	$3,488,300	$3,546,506	$3,304,573
$ change from prior period end	$184,176	$358,021	$(58,206)	$241,933
% change from prior period end	4.8%	10.3%	(1.6)%	7.3%

Total deposits	8,294,444	8,234,715	7,904,528	7,572,358	7,052,612
$ change from prior period end	$59,729	$330,187	$332,170	$519,746
% change from prior period end	0.7%	4.2%	4.4%	7.4%

Off balance sheet deposits	164,600	195,937	983,053	710,101	—
Total deposits including off balance sheet deposits	$8,459,044	$8,430,652	$8,887,581	$8,282,459	$7,052,612
$ change from prior period end	$28,392	$(456,929)	$605,122	$1,229,847
% change from prior period end	0.3%	(5.1)%	7.3%	17.4%

During the three months ended March 31, 2023, total deposits including off balance sheet deposits increased by $28.4 million, or 0.3%. This increase consisted of a $184.2 million increase in total commercial deposits offset by a $124.4 million decrease in total retail deposits and a $31.3 million decrease in off balance sheet deposits. Of the $184.2 million increase in total commercial deposits, $182.9 million was a result of an increase in public fund deposits. This increase is consistent with historical seasonality. As of March 31, 2023, Park had approximately $1.5 billion of uninsured deposits, which was 18.6% of total deposits. Uninsured deposits of $1.5 billion included $288 million of deposits which were over $250,000 but were fully collateralized by Park's investment securities portfolio.

Financial Results by Segment

The table below reflects the net income (loss) by segment for the first quarters (the three months ended March 31) of 2023 and 2022 and for the years ended December 31, 2022 and 2021. Park's segments include Park National Bank ("PNB") and "All

Other" which primarily consists of Park as the "Parent Company", Guardian Financial Services Company ("GFSC") and SE Property Holdings, LLC ("SEPH").

(In thousands)	Q1 2023	Q1 2022	2022	2021
PNB	$36,269	$41,468	$143,243	$159,461
All Other	(2,536)	(2,593)	5,108	(5,516)
Total Park	$33,733	$38,875	$148,351	$153,945

Highlights from the three-month periods ended March 31, 2023 and 2022 included:

•Net income for the three months ended March 31, 2023 of $33.7 million represented a $5.1 million, or 13.2%, decrease compared to $38.9 million for the three months ended March 31, 2022 and a $649,000, or 2.0%, increase compared to $33.1 million for the three months ended December 31, 2022.
•Pre-tax, pre-provision net income for the three months ended March 31, 2023 of $40.1 million represented a $1.9 million, or 4.5%, decrease compared to $42.0 million for the three months ended March 31, 2022 and a $3.3 million, or 7.5%, decrease compared to $43.3 million for the three months ended December 31, 2022.
•During the three months ended March 31, 2023, Park recorded interest income of $26,000 related to PPP loans, compared to $1.6 million for the three months ended March 31, 2022 and $78,000 for the three months ended December 31, 2022.
•PNB loans outstanding at March 31, 2023 increased 4.0%, compared to March 31, 2022, and decreased 0.7% compared to December 31, 2022.
•Park's loan portfolio reflected continued good credit quality with net loan recoveries as a percentage of average loans of 0.00% for the three months ended March 31, 2023, compared to net loan charge-offs as a percentage of average loans of 0.9% for the three months ended December 31, 2022, and net recoveries as a percentage of average loans of 0.02% for the three months ended March 31, 2022.

Net income for each of the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, included several items of income and expense that impacted comparability of period results. These items are detailed in the "Financial Reconciliations" section within the Financial Results News Release.

The following discussion provides additional information regarding the PNB segment, followed by additional information regarding All Other.

The Park National Bank (PNB)

The table below reflects PNB's net income for the first quarters (the three months ended March 31) of 2023 and 2022 and for the years ended December 31, 2022 and 2021.

(In thousands)	Q1 2023	Q1 2022	2022	2021
Net interest income	$93,589	$79,372	$350,646	$328,398
Provision for (recovery of) credit losses	915	(4,547)	5,834	(8,554)
Other income	24,262	31,247	115,211	126,802
Other expense	72,997	64,216	283,670	266,678
Income before income taxes	$43,939	$50,950	$176,353	$197,076
Income tax expense	7,670	9,482	33,110	37,615
Net income	$36,269	$41,468	$143,243	$159,461

Net interest income of $93.6 million for the three months ended March 31, 2023 represented a $14.2 million, or 17.9%, increase compared to $79.4 million for the three months ended March 31, 2022. The increase was a result of a $29.3 million increase in interest income, partially offset by a $15.1 million increase in interest expense.

The $29.3 million increase in interest income was due to a $18.7 million increase in interest income on loans and a $10.6 million increase in investment income. The $18.7 million increase in interest income on loans was primarily the result of a $271.3 million increase in average loans, from $6.83 billion for the three months ended March 31, 2022 to $7.10 billion for the three months ended March 31, 2023, as well as an increase in the yield on loans, which increased 91 basis points to 5.21% for the three months ended March 31, 2023, compared to 4.30% for the three months ended March 31, 2022. The $10.6 million increase in investment income was primarily the result of a $28.4 million increase in average investments, including money market instruments, from $2.12 billion for the three months ended March 31, 2022 to $2.15 billion for the three months ended March 31, 2023. The increase in investment income was also impacted by an increase in the yield on investments, which increased 198 basis points to 3.77% for the three months ended March 31, 2023, compared to 1.79% for the three months ended March 31, 2022.

The $15.1 million increase in interest expense was due to a $14.5 million increase in interest expense on deposits, as well as a $581,000 increase in interest expense on borrowings. The increase in interest expense on deposits was the result of a $306.8 million increase in average on-balance sheet interest bearing deposits from $5.17 billion for the three months ended March 31, 2022, to $5.48 billion for the three months ended March 31, 2023 as well as an increase in the cost of deposits of 107 basis points, from 0.08% for the three months ended March 31, 2022 to 1.15% for the three months ended March 31, 2023. The increase in on-balance sheet interest bearing deposits was due to an increase in transaction accounts, which was partially offset by decreases in both savings and time deposits. During the three months ended March 31, 2023 and 2022, Park made the decision to continue its participation in a program to transfer deposits off-balance sheet in order to manage growth of the balance sheet.

The provision for credit losses of $915,000 for the three months ended March 31, 2023 represented a difference of $5.5 million, compared to a recovery of credit losses of $4.5 million for the three months ended March 31, 2022. Refer to the “Credit Metrics and Provision for (Recovery of) Credit Losses” section for additional details regarding the level of the provision for (recovery of) credit losses recognized in each period presented above.

Other income of $24.3 million for the three months ended March 31, 2023 represented a decrease of $7.0 million, or 22.4%, compared to $31.2 million for the three months ended March 31, 2022. The $7.0 million decrease was primarily related to (i) a $2.5 million change in (loss) gain on equity securities, net, from a $2.2 million gain for the three months ended March 31, 2022 to a $307,000 loss for the three months ended March 31, 2023; (ii) a $2.3 million decrease in other service income, which was primarily due to declines in fee income from mortgage loan originations and mortgage servicing rights, partially offset increases in investor rate locks and mortgage loans held for sale; (iii) a $1.4 million decrease in other miscellaneous income, which was primarily due to decreases in the net gain on the sale of other assets and decreases in other fee income; and (iv) a $1.1 million decrease in other components of net periodic benefit income. These decreases were partially offset by a $330,000 increase in debit card fee income.

A summary of mortgage loan originations for the first quarters of 2023 and 2022 and the years ended December 31, 2022 and 2021 follows.

(In thousands)	Q1 2023	Q1 2022	2022	2021
Mortgage Loan Origination Volume
Sold	$13,756	$69,053	$159,142	$555,278
Portfolio	32,743	53,498	263,287	284,686
Construction	13,124	32,928	120,794	119,555
Service released	1,576	4,660	14,738	13,802
Total mortgage loan originations	$61,199	$160,139	$557,961	$973,321

Refinances as a % of Total Mortgage Loan Originations	24.7%	41.7%	29.4%	54.2%

Total mortgage loan originations decreased $98.9 million, or 61.8%, to $61.2 million for the three months ended March 31, 2023 compared to $160.1 million for the three months ended March 31, 2022.

The table below reflects PNB's total other expense for the three months ended March 31, 2023 and 2022.

(Dollars in thousands)	Q1 2023	Q1 2022	$ change	% change
Other expense:
Salaries	$33,833	$29,320	$4,513	15.4%
Employee benefits	10,799	10,413	386	3.7%
Occupancy expense	3,343	3,230	113	3.5%
Furniture and equipment expense	3,245	2,936	309	10.5%
Data processing fees	8,680	7,423	1,257	16.9%
Professional fees and services	5,679	4,698	981	20.9%
Marketing	1,296	1,315	(19)	(1.4)%
Insurance	1,810	1,400	410	29.3%
Communication	1,017	874	143	16.4%
State tax expense	1,129	1,123	6	0.5%
Amortization of intangible assets	327	402	(75)	(18.7)%
Miscellaneous	1,839	1,082	757	70.0%
Total other expense	$72,997	$64,216	$8,781	13.7%

Total other expense of $73.0 million for the three months ended March 31, 2023 represented an increase of $8.8 million, or 13.7%, compared to $64.2 million for the three months ended March 31, 2022. The increase in salaries expense was primarily related to increases in base salary expense, incentive compensation expense and share based compensation expense, partially offset by a decrease in additional compensation expense. The increase in employee benefits expense was primarily related to increases in group insurance expense and payroll tax expense, partially offset by a decrease in retirement benefit expense. The increase in furniture and equipment expense was primarily related to increases in depreciation expense and maintenance and repairs on equipment expense. The increase in data processing fees was primarily related to increases in software data processing expense and debit card processing expense. The increase in professional fees and services expense was primarily due to increases in other fees, temporary wages, legal expense and directors fees. The increase in insurance expense was due to an increase in FDIC insurance assessment expense. The increase in miscellaneous expense was due to increased expense for the allowance for unfunded lines of credit and increased training and travel-related expenses, which were partially offset by a decrease in operating lease depreciation expense.

The table below provides certain balance sheet information and financial ratios for PNB as of or for the three months ended March 31, 2023 and 2022 and as of or for the year ended December 31, 2022.

(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022	% change from 12/31/22	% change from 03/31/22
Loans	7,093,498	7,141,362	6,820,090	(0.67)%	4.01%
Loans less PPP loans (1)	7,090,053	7,137,156	6,782,666	(0.66)%	4.53%
Allowance for credit losses	85,941	85,370	78,808	0.67%	9.05%
Net loans	7,007,557	7,055,992	6,741,282	(0.69)%	3.95%
Investment securities	1,774,137	1,796,613	1,817,493	(1.25)%	(2.39)%
Total assets	9,817,967	9,815,951	9,544,545	0.02%	2.86%
Total deposits	8,583,204	8,534,320	8,255,304	0.57%	3.97%
Average assets (2)	10,021,362	10,011,932	9,798,555	0.09%	2.27%
Efficiency ratio (3)	61.46%	60.43%	57.63%	1.70%	6.65%
Return on average assets (4)	1.47%	1.43%	1.72%	2.80%	(14.53)%
(1) Excludes $3.4 million, $4.2 million and $37.4 million of PPP loans at March 31, 2023, December 31, 2022 and March 31, 2022.
(2) Average assets for the three months ended March 31, 2023 and 2022 and for the year ended December 31, 2022.
(3) Efficiency ratio is calculated by dividing total other expense by the sum of fully taxable equivalent net interest income and other income. Fully taxable equivalent net interest income includes the effects of taxable equivalent adjustments using a 21% federal corporate income tax rate. The taxable equivalent adjustments were $926,000 for the three months ended March 31, 2023, $3.5 million for the year ended December 31 2022 and $819,000 for the three months ended March 31 2022.
(4) Annualized for the three months ended March 31, 2023 and 2022.

Loans outstanding at March 31, 2023 were $7.09 billion, compared to (i) $7.14 billion at December 31, 2022, a decrease of $47.9 million, and (ii) $6.82 billion at March 31, 2022, an increase of $273.4 million. Excluding $3.4 million, $4.2 million and $37.4 million of PPP loans at March 31, 2023, December 31, 2022 and March 31, 2022, respectively, loans outstanding were $7.09 billion at March 31, 2023, compared to (i) $7.14 billion at December 31, 2022, a decrease of $47.1 million, and (ii) $6.78 billion at March 31, 2022, an increase of $307.4 million. The table below breaks out the change in loans outstanding, by loan type.

(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022	$ change from 12/31/22	% change from 12/31/22	$ change from 3/31/22	% change from 3/31/22
Home equity	$164,736	$167,232	$159,667	$(2,496)	(1.5)%	$5,069	3.2%
Installment	1,914,781	1,921,059	1,685,627	(6,278)	(0.3)%	229,154	13.6%
Real estate	1,210,045	1,195,037	1,126,666	15,008	1.3%	83,379	7.4%
Commercial (excluding PPP loans) (1)	3,800,284	3,850,477	3,807,310	(50,193)	(1.3)%	(7,026)	(0.2)%
PPP loans	3,445	4,206	37,424	(761)	(18.1)%	(33,979)	(90.8)%
Other	207	3,351	3,396	(3,144)	(93.8)%	(3,189)	(93.9)%
Total loans	$7,093,498	$7,141,362	$6,820,090	(47,864)	(0.7)%	273,408	4.0%
Total loans (excluding PPP loans) (1)	$7,090,053	$7,137,156	$6,782,666	$(47,103)	(0.7)%	$307,387	4.5%
(1) Excludes $3.4 million of PPP loans at March 31, 2023, $4.2 million of PPP loans at December 31, 2022, and $37.4 million of PPP loans at March 31, 2022.

PNB's allowance for credit losses was $85.9 million at March 31, 2023, compared to (i) $85.4 million at December 31, 2022, an increase of $571,000, or 0.7%, and (ii) $78.9 million at March 31, 2022, an increase of $7.1 million, or 9.1%. Net charge-offs were $727,000, or 0.4% of total average loans, for the three months ended March 31, 2023 and were $3.6 million, or 0.05% of total average loans, for the year ended December 31 2022. Net recoveries were $245,000, or 0.01% of total average loans, for the three months ended March 31, 2022. Refer to the “Credit Metrics and Provision for (Recovery of) Credit Losses” section for additional information regarding PNB's loan portfolio and the level of provision for (recovery of) credit losses recognized in each period presented.

Total deposits at March 31, 2023 were $8.58 billion, compared to (i) $8.53 billion at December 31, 2022, an increase of $48.9 million, or 0.6%, and (ii) $8.26 billion at March 31, 2022, an increase of $327.9 million, or 4.0%. During the three months ended March 31, 2023 and 2022 and the year ended December 31, 2022, Park made the decision to continue participation in a program to transfer deposits off-balance sheet in order to manage growth of the balance sheet, as deposits increased significantly throughout the COVID-19 pandemic. At March 31, 2023, December 31, 2022 and March 31, 2022, Park had $164.6 million, $195.9 million, and $1,149.2 million, respectively, in deposits which were off-balance sheet. Total deposits would have increased $17.5 million, or 0.2%, compared to December 31, 2022 had the $164.6 million and $195.9 million in deposits remained on the balance sheet at the respective dates. Total deposits would have decreased $656.7 million, or 7.0%, compared to March 31, 2022 had the $164.6 million and $1,149.2 million in deposits remained on the balance sheet at the respective dates. The table below breaks out the change in deposit balances, by deposit type.

(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022	$ change from 12/31/22	% change from 12/31/22	$ change from 3/31/22	% change from 3/31/22
Non-interest bearing deposits	$3,211,327	$3,374,269	$3,315,210	$(162,942)	(4.8)%	$(103,883)	(3.1)%
Transaction accounts	2,170,814	1,988,106	1,587,856	182,708	9.2%	582,958	36.7%
Savings	2,669,212	2,617,500	2,657,694	51,712	2.0%	11,518	0.4%
Certificates of deposit	531,851	554,445	694,544	(22,594)	(4.1)%	(162,693)	(23.4)%
Total deposits	$8,583,204	$8,534,320	$8,255,304	$48,884	0.6%	$327,900	4.0%
Off balance sheet deposits	164,600	195,937	1,149,187	(31,337)	(16.0)%	(984,587)	(85.7)%
Total deposits including off balance sheet deposits	$8,747,804	$8,730,257	$9,404,491	$17,547	0.2%	$(656,687)	(7.0)%

All Other

The table below reflects All Other net (loss) income for the first quarters of 2023 and 2022 and for the years ended December 31, 2022, and 2021.

(In thousands)	Q1 2023	Q1 2022	2022	2021
Net interest (expense) income	$(1,391)	$(1,686)	$(3,587)	$1,495
Recovery of credit losses	(732)	(58)	(1,277)	(3,362)
Other income	125	409	20,724	3,142
Other expense	3,506	3,157	14,308	16,840
Net (loss) income before income tax benefit	$(4,040)	$(4,376)	$4,106	$(8,841)
Income tax benefit	(1,504)	(1,783)	(1,002)	(3,325)
Net (loss) income	$(2,536)	$(2,593)	$5,108	$(5,516)

The net interest (expense) income for All Other included, for all periods presented, interest income on subordinated debt investments in PNB, which was eliminated in the consolidated Park National Corporation totals, as well as interest income on GFSC loans and SEPH impaired loan relationships. The net interest (expense) income for All Other also included interest expense on $175.0 million aggregate principal amount of 4.50% Fixed-to-Floating Rate Subordinated Notes due 2030 issued by Park in August 2020 (the "Park Subordinated Notes").

Net interest (expense) income reflected net interest expense of $1.4 million for the three months ended March 31, 2023, compared to net interest expense of $1.7 million for the three months ended March 31, 2022. The change was largely the result of an increase of $565,000 in loan interest income related to payment collections at SEPH, partially offset by a decrease of $96,000 in net interest income from GFSC and a decrease in interest expense on borrowings of $174,000.

Refer to the “Credit Metrics and Provision for (Recovery of) Credit Losses” section for additional information regarding the All Other loan portfolio and the level of recovery of credit losses recognized in each period presented.

All Other had other expense of $3.5 million for the three months ended March 31, 2023, compared to $3.2 million for the three months ended March 31, 2022. The increase was largely due to a $382,000 increase in professional fees and services expense which was partially offset by a $162,000 decrease in salaries expense.

Park National Corporation

The table below reflects Park's consolidated net income for the first quarters (the three months ended March 31) of 2023 and 2022 and for the years ended December 31, 2022 and 2021.

(In thousands)	Q1 2023	Q1 2022	2022	2021
Net interest income	$92,198	$77,686	$347,059	$329,893
Provision for (recovery of) credit losses	183	(4,605)	4,557	(11,916)
Other income	24,387	31,656	135,935	129,944
Other expense	76,503	67,373	297,978	283,518
Income before income taxes	$39,899	$46,574	$180,459	$188,235
Income tax expense	6,166	7,699	32,108	34,290
Net income	$33,733	$38,875	$148,351	$153,945

Credit Metrics and Provision for (Recovery of) Credit Losses

On a consolidated basis, Park reported a provision for credit losses for the three months ended March 31, 2023 of $183,000, compared to a recovery of credit losses of $4.6 million for the three months ended March 31, 2022. The table below shows a breakdown of the provision for (recovery of) credit losses by reportable segment.

(In thousands)	Q1 2023	Q1 2022	2022	2021
PNB	$915	$(4,547)	$5,834	$(8,554)
All Other	(732)	(58)	(1,277)	(3,362)
Total Park	$183	$(4,605)	$4,557	$(11,916)

PNB had net charge-offs of $727,000 and All Other had net recoveries of $728,000 for the three months ended March 31, 2023, resulting in net recoveries of $1,000 for Park, on a consolidated basis. PNB had net recoveries of $245,000 and All Other had net recoveries of $24,000 for the three months ended March 31, 2022, resulting in net recoveries of $269,000 for Park, on a consolidated basis.

The table below provides additional information related to Park's allowance for credit losses as of March 31, 2023, December 31, 2022 and March 31, 2022.

(Dollars in thousands)	3/31/2023	12/31/2022	3/31/2022
Total allowance for credit losses	$85,946	$85,379	$78,861
Allowance on purchased credit deteriorated ("PCD") loans	—	—	—
Specific reserves on individually evaluated loans	4,318	3,566	1,513
General reserves on collectively evaluated loans	$81,628	$81,813	$77,348

Total loans	$7,093,857	$7,141,891	$6,821,606
PCD loans	4,555	4,653	6,987
Individually evaluated loans	59,384	78,341	63,209
Collectively evaluated loans	$7,029,918	$7,058,897	$6,751,410

Total allowance for credit losses as a % of total loans	1.21%	1.20%	1.16%

General reserve as a % of collectively evaluated loans	1.16%	1.16%	1.15%

The total allowance for credit losses of $85.9 million at March 31, 2023 represented a $567,000, or 0.7%, increase compared to $85.4 million at December 31, 2022. The increase was largely due to a $752,000 increase in specific reserves, partially offset by a $185,000 decrease in general reserves.

Effective January 1, 2023, Park adopted Accounting Standards Update ("ASU") 2022-02. Among other things, this ASU eliminated the concept of troubled debt restructurings ("TDRs"). As a result of the adoption of this ASU and elimination of the concept of TDRs, total nonperforming loans ("NPLs") and total nonperforming assets ("NPAs") each decreased by $20.1 million during the three months ended March 31, 2023. Additionally, as a result of the adoption of this ASU, individually evaluated loans decreased by $11.5 million.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Park cautions that any forward-looking statements contained in this Current Report on Form 8-K or made by management of Park are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.

Risks and uncertainties that could cause actual results to differ materially include, without limitation:

•Park's ability to execute our business plan successfully and within the expected timeframe as well as our ability to manage strategic initiatives;
•current and future economic and financial market conditions, either nationally or in the states in which Park and our subsidiaries do business, that may reflect deterioration in business and economic conditions, including the effects of higher unemployment rates, an acceleration in the pace of inflation, interest rate fluctuations, changes in the economy or global supply chain, supply-demand imbalances affecting local real estate prices, U.S. fiscal debt, budget and tax matters, geopolitical matters (including the impact of the Russia-Ukraine conflict and associated sanctions and export controls), and any slowdown in global economic growth, in addition to the continuing impact of the COVID-19 pandemic and recovery therefrom on our customers’ operations and financial condition, any of which may result in adverse impacts on the demand for loan, deposit and other financial services, delinquencies, defaults and counterparties' inability to meet credit and other obligations and the possible impairment of collectability of loans;
•factors that can impact the performance of our loan portfolio, including changes in real estate values and liquidity in our primary market areas, the financial health of our commercial borrowers and the success of construction projects that we finance, including any loans acquired in acquisition transactions;
•the effect of monetary and other fiscal policies (including the impact of money supply, market interest rate policies and policies impacting inflation, of the Federal Reserve Board, the U.S. Treasury and other governmental agencies) as well as disruption in the liquidity and functioning of U.S. financial markets, may adversely impact prepayment penalty income, mortgage banking income, income from fiduciary activities, the value of securities, deposits and other financial instruments, in addition to the loan demand and the performance of our loan portfolio, and the interest rate sensitivity of our consolidated balance sheet as well as reduce net interest margins;
•changes in the federal, state, or local tax laws may adversely affect the fair values of net deferred tax assets and obligations of state and political subdivisions held in Park's investment securities portfolio and otherwise negatively impact our financial performance;
•the impact of the changes in federal, state and local governmental policy, including the regulatory landscape, capital markets, elevated government debt, potential changes in tax legislation that may increase tax rates, infrastructure spending and social programs;
•changes in laws or requirements imposed by Park's regulators impacting Park's capital actions, including dividend payments and stock repurchases;
•changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behaviors, changes in business and economic conditions, legislative and regulatory initiatives, or other factors may be different than anticipated;
•changes in customers', suppliers', and other counterparties' performance and creditworthiness, and Park's expectations regarding future credit losses and our allowance for credit losses, may be different than anticipated due to the continuing impact of and the various responses to inflationary pressures;
•Park may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
•the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
•the adequacy of our internal controls and risk management program in the event of changes in the market, economic, operational (including those which may result from our associates working remotely), asset/liability repricing, legal, compliance, strategic, cybersecurity, liquidity, credit and interest rate risks associated with Park's business;
•competitive pressures among financial services organizations could increase significantly, including product and pricing pressures (which could in turn impact our credit spreads), changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Park's ability to attract, develop and retain qualified banking professionals;
•uncertainty regarding the nature, timing, cost and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and our subsidiaries, including major reform of the regulatory oversight structure of the financial services industry and changes in laws and regulations concerning taxes, FDIC insurance premium levels, pensions, bankruptcy, consumer protection, rent regulation and housing, financial accounting and reporting, environmental protection, insurance, bank products and services, bank and bank holding company capital and liquidity standards, fiduciary standards, securities and other aspects of the financial services industry, specifically the reforms provided for in the Coronavirus Aid, Relief and Economic Security (CARES) Act and the follow-up legislation in the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the Basel III regulatory capital reforms, as well as regulations already adopted and which may be adopted in the future by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Federal Reserve Board, to implement the provisions of the CARES Act and the follow-up legislation in the Consolidated Appropriations Act, 2021, the provisions of the American Rescue Plan Act of 2021, the provisions of the Dodd-Frank Act, and the Basel III regulatory capital reforms;

•Park's ability to meet heightened supervisory requirements and expectations;
•the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board (the "FASB"), the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, may adversely affect Park's reported financial condition or results of operations;
•Park's assumptions and estimates used in applying critical accounting policies and modeling, including under the CECL model, which may prove unreliable, inaccurate or not predictive of actual results;
•the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions;
•the impact of Park's ability to anticipate and respond to technological changes on Park's ability to respond to customer needs and meet competitive demands;
•operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Park and our subsidiaries are highly dependent;
•the ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Park's third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Park and/or result in Park incurring a financial loss;
•a failure in or breach of Park's operational or security systems or infrastructure, or those of our third-party vendors and other service providers, resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems, including as a result of cyber attacks;
•the impact on Park's business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of the adequacy of Park's intellectual property protection in general;
•the existence or exacerbation of general geopolitical instability and uncertainty as well as the effect of trade policies (including the impact of potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, closing of border crossings and changes in the relationship of the U.S. and its global trading partners);
•the impact on financial markets and the economy of any changes in the credit ratings of the U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S., European and Asian government debt and concerns regarding the growth rates and financial stability of certain sovereign governments, supranationals and financial institutions in Europe and Asia and the risk they may face difficulties servicing their sovereign debt;
•the effect of a fall in stock market prices on Park's asset and wealth management businesses;
•our litigation and regulatory compliance exposure, including the costs and effects of any adverse developments in legal proceedings or other claims, the costs and effects of unfavorable resolution of regulatory and other governmental examinations or other inquiries, and liabilities and business restrictions resulting from litigation and regulatory investigations;
•continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends;
•the impact on Park's business, personnel, facilities or systems of losses related to acts of fraud, scams and schemes of third parties;
•the impact of widespread natural and other disasters, pandemics (including the COVID-19 pandemic), dislocations, regional or national protests and civil unrest (including any resulting branch closures or damages), military or terrorist activities or international hostilities (especially in light of the Russia-Ukraine conflict) on the economy and financial markets generally and on us or our counterparties specifically;
•a worsening of the U.S. economy due to financial, political, or other shocks;
•the effect of healthcare laws in the U.S. and potential changes for such laws, especially in light of the COVID-19 pandemic, which may increase our healthcare and other costs and negatively impact our operations and financial results;
•risk and uncertainties associated with Park's entry into new geographic markets with our most recent acquisitions, including expected revenue synergies and cost savings from recent acquisitions not being fully realized or realized within the expected time frame;
•uncertainty surrounding the transition from the London Inter-Bank Offered Rate (LIBOR) to an alternate reference rate;
•a continuation of recent turmoil in the banking industry, and the impact of responsive measures to mitigate and manage such turmoil, including potential increased supervisory and regulatory actions and costs;
•and other risk factors relating to the banking industry as detailed from time to time in Park's reports filed with the SEC including those described in "Item 1A. Risk Factors" of Part I of Park's Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Item 8.01 - Other Events

Declaration of Cash Dividend

As reported in the Financial Results News Release, on April 21, 2023, the Park Board of Directors (the "Park Board") declared a $1.05 per common share quarterly cash dividend in respect of Park's common shares. The cash dividend is payable on June 9, 2023 to common shareholders of record as of the close of business on May 19, 2023. A copy of the Financial Results News Release is included as Exhibit 99.1 and the portion thereof addressing the declaration of the quarterly cash dividend by the Park Board is incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits.

(a)Not applicable

(b)Not applicable

(c)Not applicable

(d)Exhibits. The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.        Description

99.1    News Release issued by Park National Corporation on April 21, 2023 addressing financial results for the three months ended March 31, 2023 and declaration of quarterly cash dividend

104    Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION

Dated: April 21, 2023	By:	/s/ Brady T. Burt
Brady T. Burt
Chief Financial Officer, Secretary and Treasurer